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                                                                 EXHIBIT 10.1

Letter Agreement dated as of April 1, 1998 between Alteon Inc.
and Cerami Consulting Corporation.


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]
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                                   ALTEON INC.
                               170 WILLIAMS DRIVE
                            RAMSEY, NEW JERSEY 07446


                                            April 1, 1998

Carla Cerami, M.D., Ph.D.
Cerami Consulting Corporation
765 Old Saw Mill River Road
Tarrytown, New York  10591

Dear Dr. Cerami:

         This letter agreement (this "Agreement") sets forth the terms of the agreement between Alteon Inc. ("Alteon") and Cerami Consulting Corporation ("Cerami Consulting") regarding consulting services that Cerami Consulting and Anthony Cerami, Ph.D. ("Dr. Anthony Cerami") have provided, and that Cerami Consulting will continue to provide, to Alteon.

         Prior to the date of this Agreement, Alteon and Dr. Anthony Cerami entered into a Consulting Agreement (the "Prior Consulting Agreement"), pursuant to which Dr. Anthony Cerami has provided consulting services to Alteon and which is still in effect. In addition, Cerami Consulting has been providing research and consulting services to Alteon since 1997, for which services Alteon has made payments to Cerami Consulting from time to time. Effective as of the date of this Agreement, responsibility for such research services is being transferred to the Kenneth S. Warren Laboratories, Inc. ("Warren").

         By this Agreement, the parties will confirm the terms upon which Cerami Consulting has provided, and will continue to provide, consulting services to Alteon.


1.       ENGAGEMENT OF CERAMI CONSULTING; PRIOR CONSULTING AGREEMENT;
         PREVIOUS WORK.

         1.1 Engagement. Alteon hereby engages Cerami Consulting to provide, and Cerami Consulting hereby agrees to provide, consulting services to Alteon upon the terms and conditions set forth in this Agreement.

         1.2 Prior Consulting Agreement. Alteon and Dr. Anthony Cerami agree that the term of the Prior Consulting Agreement ended as of March 31, 1998.

         1.3 Compensation for Previous Work. In consideration of work performed by Cerami Consulting and its affiliates, including Dr. Anthony Cerami, for the benefit of Alteon prior to the date of this Agreement (the "Previous Work"), effective as of the date of this Agreement, Alteon shall:
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Dr. Carla Cerami
April 1, 1998
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                  (a) Grant Cerami Consulting an option to purchase 25,000
shares of Common Stock of Alteon ("Common Stock"), at an exercise price of $5.125 per share, which option will vest and become exercisable upon

[confidential treatment requested]


                  (b) Grant Cerami Consulting an option to purchase 75,000 shares of Common Stock, at an exercise price of $5.125 per share, which option will vest and become exercisable upon

[confidential treatment requested]


                  (c) Grant Dr. Peter Ulrich ("Dr. Ulrich") an option to purchase 10,000 shares of Common Stock, at an exercise price of $5.125 per share, which option will vest and become exercisable upon

[confidential treatment requested]

The granting of each such option shall be evidenced by Alteon's issuance of a stock option agreement with substantially similar provisions to those contained in stock option agreements issued by Alteon to evidence options issued pursuant to Alteon's 1995 Stock Option Plan, except that the options issued under this Agreement shall not be issued under such Plan. The granting of such options shall survive the expiration or earlier termination of this Agreement.


2.       PROVISION OF SERVICES; FEES.

         2.1      Consulting.

                  (a) Cerami Consulting will make its personnel, including, without limitation, Dr. Anthony Cerami, available to Alteon for consultation with the directors, officers and key scientific employees of Alteon with respect to (x) advanced glycosylation endproducts, and (y) glucose lowering agents (predominantly the ALT-4000 series), exclusive of those the primary focus of which is the glucose lowering activity of cytokines (collectively, the "Field"). The parties acknowledge and agree that such consulting activities shall include:

                           (i) supervising Warren, as appropriate, with respect
to Alteon's glucose lowering agent program;
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Dr. Carla Cerami
April 1, 1998
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                           (ii) coordinating the transfer to Warren of certain
research work currently being performed by Cerami Consulting;

                           (iii) managing pre-clinical and clinical development
of Alteon technologies outside the Breakers Program, as Alteon and Cerami Consulting may agree to from time to time;

                           (iv) facilitating business relationships between
Alteon and third parties;

                           (v) organizing and participating in symposia
pertaining to technology being developed by Alteon;

                           (vi) reviewing and monitoring, with patent counsel
selected by Alteon, Alteon's patent estate; and

                           (vii) such other business and scientific development
activities as the parties may agree upon in writing, from time to time.

In consideration of such consulting services, during the term of this Agreement, Alteon shall pay Cerami Consulting a consulting fee of $250,000 per calendar year (pro rated for any portion of a year during the term of this Agreement), which fee shall be paid in equal quarterly installments on the first day of each calendar quarter.

                  (b) In addition to the consulting services to be rendered by Cerami Consulting pursuant to Section 2.1(a), Cerami Consulting will make its personnel, including, without limitation, Dr. Anthony Cerami, available to Alteon with respect to the Breakers Program including, without limitation, for purposes of supervising the completion of third party pre-clinical trials with respect to the Breakers Program and assisting in management of Phase I and Phase II clinical trials with respect to the Breakers Program. In consideration of such consulting services, during the term of Cerami Consulting's material involvement in the Breakers Program, Alteon shall pay Cerami Consulting a consulting fee of $200,000 per calendar year (pro rated for any portion of a year during the term of this Agreement), which fee shall be paid in equal quarterly installments on the first day of each calendar quarter.

                  (c) Alteon acknowledges that during the term of this Agreement, Cerami Consulting will continue to undertake research activities for the benefit of third parties; provided, however, that during the term of this Agreement, Cerami Consulting shall not undertake any activities in the Field in cooperation with, or for the benefit of, any third party. Subject to the foregoing, Cerami Consulting will use its reasonable efforts to allocate its
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Dr. Carla Cerami
April 1, 1998
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personnel and other resources among Alteon and such third parties in a fair and equitable manner, consistent with the relative size, scope and importance of such respective activities to Alteon and each of such third parties, as determined by Cerami Consulting in its reasonable discretion.

                  (d) Except as expressly provided in this Agreement, Alteon shall not be responsible for any out-of-pocket expenses incurred by Cerami Consulting or its employees or agents in connection with the performance of its or their obligations under this Agreement. Notwithstanding the foregoing, Alteon shall be responsible for reasonable travel and per diem expenses actually incurred by Cerami Consulting in connection with the Breakers Program in accordance with Alteon's travel reimbursement policies as may be in effect from time to time, provided that Alteon shall have agreed thereto in advance.

         2.2 Availability of Dr. Cerami. Cerami Consulting will make Dr. Anthony Cerami available, for such periods of time as are reasonably necessary, to perform and/or supervise the performance of Cerami Consulting's obligations under this Agreement. The parties anticipate that Dr. Anthony Cerami's time commitment under this Agreement shall be substantially similar to the time he has devoted to Alteon matters in the past. By executing this Agreement where indicated below, Dr. Anthony Cerami confirms that his provision of such services will not conflict with any agreements he now has, or may have in the future, with any third party.


3.       INVENTIONS, RESULTS; CONFIDENTIALITY; PUBLICATION.

         3.1 Ownership of Inventions, Results. Notwithstanding any other provision of this Agreement, all Results and Inventions shall be owned solely by Alteon. For purposes of this Agreement: (i) "Results" shall mean all data, information and other results arising from the performance of Cerami Consulting's obligations under this Agreement and/or the Previous Work; and (ii) "Inventions" shall mean all inventions, discoveries, improvements or other technology that relate to the Field, whether or not patentable, and any patent applications or patents based thereon, conceived or reduced to practice by employees or third parties acting on behalf of Cerami Consulting, arising from the performance of Cerami Consulting's obligations under this Agreement and/or the Previous Work.

         3.2 Confidentiality. Except to the extent necessary for the performance of obligations hereunder or otherwise agreed in writing, during the term of this Agreement and for a period of three years thereafter: (i) Cerami Consulting and its affiliates shall keep completely confidential and shall not publish or
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Dr. Carla Cerami
April 1, 1998
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otherwise disclose and shall not use for any purpose any information furnished to it or them by Alteon or its affiliates in connection with this Agreement, the Previous Work, the Results and/or the Inventions (collectively, the "Alteon Confidential Information"), whether or not marked or otherwise indicated to be confidential; and (ii) Alteon and its affiliates shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it or them by Cerami Consulting or its affiliates in connection with this Agreement (the "Cerami Consulting Confidential Information"), whether or not marked or otherwise indicated to be confidential (the Alteon Consulting Information and the Cerami Consulting Confidential Information collectively, "Confidential Information"); except, in each case, to the extent that it can be established by the receiving party by competent proof that such information: (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (b) was already known to the receiving party as evidenced by prior written documents in the recipient's possession; (c) was disclosed to the receiving party by a third party who was not in default of any confidentiality obligation to the disclosing party; or (d) was developed by the receiving party prior to the date of disclosure. In the event that a receiving party or any of its affiliates is required to make any disclosure of the disclosing party's Confidential Information in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, the receiving party shall, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the disclosing party of such disclosure requirement and shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

         3.3 Cerami Consulting Employees. Cerami Consulting shall cause each of its and its affiliates' employees and agents who perform Cerami Consulting's obligations under this Agreement to execute and deliver an Invention Assignment and Confidentiality Agreement with respect to Inventions. Such agreement shall be in the form used by Cerami Consulting generally, provided that such form contains substantially the same provisions as those set forth in Section 3.2.

         3.4 Publication. During the term of this Agreement and for a period of one year thereafter, in the event that Cerami Consulting or any of its affiliates wishes to make any publication or otherwise disseminate any of the Results or Inventions, it shall provide to Alteon copies of any abstracts, papers or manuscripts for review and comment at least 30 days prior to the date of submission for publication or presentation. If Alteon determines
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Dr. Carla Cerami
April 1, 1998
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that such proposed publication or presentation contains patentable subject matter that requires protection, then Alteon may require the delay of publication or presentation for a period not to exceed 45 days for the purpose of filing patent applications. If Alteon identifies any Alteon Confidential Information in such proposed publication or presentation, Cerami Consulting shall delete such Alteon Confidential Information from same.


4.       TERM; TERMINATION.

         4.1 Term. The initial term (the "Initial Term") of this Agreement shall commence as of the date hereof and, unless sooner terminated pursuant to Section 4.2, shall continue until the third anniversary of the date hereof. Following the expiration of the Initial Term and of each extension period referred to in this sentence, the term of this Agreement automatically shall be extended for a period of one year thereafter, subject to termination pursuant to Section 4.2.

         4.2      Termination.

                  (a) Either party may terminate this Agreement at any time upon six months' prior notice to the other party.

                  (b) Alteon may terminate this Agreement with respect to the Breakers Program at any time upon 30 days' prior notice to Cerami Consulting.

                  (c) Alteon may terminate this Agreement due to the unavailability of Dr. Anthony Cerami due to his departure from Cerami Consulting, death or permanent disability upon 60 days' prior notice to Cerami Consulting.

                  (d) In the event that either party (the "breaching party") fails to comply with any material obligation under this Agreement (including, without limitation, Cerami Consulting's failure to assure the availability of Dr. Anthony Cerami to perform and/or supervise the performance of Cerami Consulting's obligations under this Agreement, except when Dr. Anthony Cerami's unavailability is due to his departure from Cerami Consulting, death or permanent disability), such failure shall be deemed a breach of a material obligation of the breaching party and shall entitle the other party (the "non-breaching party") to give notice to the breaching party specifying the nature of the default and requiring the breaching party to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the breaching party does not commence and diligently continue actions to cure such default), the non-breaching party
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Dr. Carla Cerami
April 1, 1998
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shall be entitled, without prejudice to any of its other rights under this
Agreement and in addition to any other remedies available to it at law or in equity, to terminate this Agreement by giving written notice to the breaching party to take effect immediately upon delivery of such notice. The non-breaching party's right to terminate this Agreement as provided in this Section 4.2(d) shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

         4.3      Effect of Termination.

                  (a) Upon any termination of this Agreement pursuant to this
Section 4, Cerami Consulting shall promptly deliver to Alteon for copying, at Alteon's sole cost and expense, all data, reports, records and materials that constitute or underlie the Results and Inventions in Cerami Consulting's possession or control.

                  (b) In the event of termination of this Agreement by Alteon, Alteon shall be obligated to pay for all work performed by Cerami Consulting, as contemplated by Sections 2.1(a) and 2.1(b), up to the effective date of termination.

                  (c) Sections 1.3, 3, 5.6, 5.7 and 5.8 shall survive the termination of this Agreement.


5.       MISCELLANEOUS.

         5.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         5.2 Assignment. This Agreement may not be assigned, and the obligations hereunder cannot be delegated, in whole or in part, by either party without the prior written consent of the other party. This Agreement shall be binding upon the successors and permitted assigns of the parties. Any assignment not in accordance with this Section 5.2 shall be void.

         5.3 Notices. All legal notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the address at the head of this letter (in the case of Alteon) or set forth below (in the case of Cerami Consulting) (or at such other address for a party as shall be specified by like notice; provided, that notices
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Dr. Carla Cerami
April 1, 1998
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of a change or address shall be effective only upon receipt thereof).

         5.4 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

         5.5 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving party.

         5.6 No Warranty; Maximum Liability.

                  (a) CERAMI CONSULTING MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE WORK PERFORMED HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL DELIVERABLES PROVIDED HEREUNDER ARE PROVIDED "AS IS."

                  (b) In no event shall the out-of-pocket liability of Cerami Consulting under this Agreement exceed the aggregate amount of fees paid by Alteon to Cerami Consulting during the term of this Agreement.

         5.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to principles of conflicts of law.

         5.8 Alternative Dispute Resolution. Except with respect to breaches for which a party is seeking injunctive relief, all disputes between the parties relating to this Agreement or the subject matter hereof which cannot be resolved by the parties, shall, upon written notice by one party to the other, be submitted for settlement by means of alternative dispute resolution, which can include moderated settlement, minitrial, use of expert advisor mediation or non-binding arbitration, as provided in the New Jersey Alternative Procedure for Dispute Resolution Act, N.J.S.A. 2A:23A-1 et seq. (the "Act"). All proceedings for the alternative resolution of a dispute (an "ADR Proceeding") shall be designed to conclude within four months of the original notice and shall be held at a mutually agreeable location or in New York City. If the parties cannot agree on the form of ADR Proceeding to be used, then binding arbitration, with an independent arbitrator acceptable to both parties, shall be used. The parties shall have 10 days after notice is received by the other party to mutually agree on an umpire for the ADR Proceeding, who shall be selected from among the members of J-A-M-S Endispute, located in Morristown, New Jersey. If the Parties cannot agree on the umpire to be used within such period, J-A-M-S Endispute shall appoint one of its members to serve
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as umpire for the ADR Proceeding. All fees and expenses associated with the ADR
Proceeding shall be divided equally between the parties; provided that each party shall be responsible for such party's own attorneys' fees and disbursements. The Act shall govern the procedures and methods for any ADR Proceeding demanded or undertaken pursuant to this Agreement. The Parties will cooperate with each other in causing the ADR Proceeding to be held in as efficient and expeditious a manner as practicable.

         5.9 Entire Agreement of the Parties. This Agreement, together with all of the Exhibits attached, if any, constitutes and contains the entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

         5.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, either one of which need not contain the signature of more than one party, but both such counterparts taken together shall constitute one and the same agreement.

         5.11 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.


                                      * * *
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Dr. Carla Cerami
April 1, 1998
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         Please sign the enclosed copy of this letter to confirm our agreement, which shall be effective as of the date hereof.

                                              Sincerely,

                                              ALTEON INC.

                                              By: /s/ James J. Mauzey
                                                  ------------------------------

                                              Name: James J. Mauzey
                                                    ----------------------------

                                              Title: Chief Executive Officer
                                                     ---------------------------

Accepted and agreed to:

CERAMI CONSULTING CORPORATION

By: /s/ Carla Cerami
    --------------------------

Name: Carla Cerami
      ------------------------

Title: Vice President
       -----------------------
Address:
     765 Old Saw Mill River Road
     Tarrytown, NY  10591
     Attn:__________
     Fax No.: (914) 345-3368


         Consented and agreed to with respect to the rights and obligations of Dr. Anthony Cerami hereunder as of the date first set forth above.


                                              /s/ Anthony Cerami, Ph.D.
                                              -------------------------
                                              Anthony Cerami, Ph.D.